Exhibit 99.1

PDF Solutions Completes Acquisition of Cimetrix

Santa Clara, Calif. – December 1, 2020 - PDF Solutions, Inc. (NASDAQ: PDFS), today announced it has officially closed the acquisition of Cimetrix Incorporated, a leading global provider of equipment connectivity products for smart manufacturing and Industry 4.0.

The combination of Cimetrix® connectivity products and platforms with PDF Solutions Exensio® analytics platform, are intended to enable semiconductor and electronics manufacturers to extract more intelligence – not just data – from their factory floor, and as a result, build more reliable ICs and systems at lower manufacturing costs.

"We are pleased to welcome Cimetrix to the PDF Solutions team," said Dr. John Kibarian, President, CEO, and co-founder of PDF Solutions. "The combination of PDF Solutions and Cimetrix highlights our continued commitment to deliver the highest level of tool and manufacturing intelligence from the factory floor to enable our customers to realize the benefits of Industry 4.0."

About PDF Solutions

As a leader in advanced data analytics, machine learning, and equipment connectivity, PDF Solutions provides a comprehensive end-to-end platform for smart manufacturing connectivity, data collection and management, and machine-learning analytics for the semiconductor and electronics ecosystem, enabling companies to improve yield, quality, and reliability across the entire product lifecycle. Organizations of all sizes around the world rely on the Exensio® and Cimetrix® platforms to connect, collect, monitor and analyze data at any scale to drive efficient and profitable high-volume manufacturing.

Headquartered in Santa Clara, California, PDF Solutions also operates worldwide in Canada, China, France, Germany, Italy, Japan, Korea, Singapore and Taiwan. For the Company’s latest news and information, visit http://www.pdf.com

PDF Solutions, Exensio, Cimetrix and the PDF Solutions logo are trademarks or registered trademarks of PDF Solutions, Inc. and/or its subsidiaries in the U.S. and other countries.

Company Contacts:

Adnan Raza

Chief Financial Officer

Tel: (408) 516-0237

Email: adnan.raza@pdf.com

Sonia Segovia

IR Coordinator

Tel: (408) 938-6491

Email: sonia.segovia@pdf.com

Joe Diaz, Robert Blum, Joe Dorame

Lytham Partners, LLC

Tel: (602) 889-9700

Email: pdfs@lythampartners.com